Exhibit 99.1

Delta Apparel Reports First Quarter Fiscal 2024 Results

Focus on Cost Restructuring and Capital Optimization Continues

February 12, 2024, DULUTH, GA --(BUSINESS WIRE)-- Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear, lifestyle apparel, and on-demand digital print strategies, today announced financial results for its fiscal year 2024 first quarter ended December 30, 2023.

Chairman and Chief Executive Officer Robert W. Humphreys commented, “Many of the unfavorable market dynamics we saw across our business and the activewear industry last year persisted during our first quarter. We continued to take decisive action to improve our balance sheet and streamline our cost structure and operations. Our debt and inventory levels were down more than 20% year-over-year and we are very near completion of our plan to reduce our offshore manufacturing footprint down to two countries and consolidate production in our more efficient Central American platform. We completed similar consolidation work in our DTG2Go digital print business and significantly reduced other areas of our workforce to better align our cost structure with the lower demand we continue to see across much of our business.

Our Salt Life business registered sales growth for the quarter on the strength of its direct-to-consumer channels, and its recently opened retail location in Virginia has exceeded expectations to date.  At Activewear, we continued to see sluggish overall activity across its three go-to-market channels and the excess global manufacturing capacity in the market continued to drive pricing pressure. On-quality performance and other operational metrics in our DTG2Go business continued to improve and shipments in our digital first business were above our internal plan, but overall demand during the holiday season came in below original forecasts.”

Mr. Humphreys concluded, “With the challenging start to our fiscal year and demand across most of our markets generally expected to be flat relative to last year, we remain tightly focused on managing liquidity and working capital across all aspects of our business and will continue to look for areas where we can generate efficiencies and further streamline operations. We will also continue to evaluate strategic options with the best interest of our shareholders in mind and remain committed to monetizing our real estate portfolio through a sale-leaseback transaction for the right value proposition.”

For the first quarter ended December 30, 2023:

●

Net sales were $79.9 million compared to prior year period net sales of $107.3 million. Salt Life Group segment net sales were $10.3 million and up slightly compared to the prior year period.  Net sales in the Delta Group segment were $69.6 million compared to $97.0 million in the prior year period.

●

Gross margins were 10.9% compared to 12.7% in the prior year period, driven primarily by production curtailments.  Adjusted for the cost impacts of these product curtailments (“Production Curtailment Costs”), first quarter gross margins were 12.6%. Delta Group segment gross margins were 5.8% compared to 7.8% in the prior year period.  Adjusted for the Production Curtailment Costs, Delta Group segment gross margins were 8%.  Salt Life Group segment gross margins were 45.4% versus 57.0% in the prior year period. Salt Life’s gross margins for the quarter were negatively impacted to some degree by the timing of inventory receipts, which should reverse in the second quarter.

●

Selling, general, and administrative expenses (“SG&A”) decreased from $18.9 million in the prior year period to $18.6 million, while SG&A as a percentage of sales increased over the prior year period to 23.3%.

●

Operating loss increased from  $2.6 million in the prior year period to an operating loss of $4.9 million. Adjusting for the Production Curtailment Costs and costs associated with the restructuring of our offshore manufacturing footprint down to two countries and related initiatives (“Restructuring Costs”), operating loss was $2.8 million. Delta Group segment operating income improved from $0.1 million to $0.5 million. Adjusted for the Production Curtailment Costs and Restructuring Costs, Delta Group segment operating income was $2.7 million, or 3.8% of sales.  The Salt Life Group segment experienced an operating loss of $2.1 million, compared to operating income of $0.3 million in the prior year period.

●	Net interest expense was $3.6 million compared to $2.9 million in the prior year period, with the increase driven by the elevated interest rate environment partially offset by lower borrowings.

●

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was a loss of $1.3 million.  Adjusted for the Production Curtailment Costs and Restructuring Costs, EBITDA was positive at $853 thousand.  Delta Group segment EBITDA was $3.5 million. Adjusted for the Production Curtailment Costs and Restructuring Costs, Delta Group segment EBITDA was $5.7 million. Salt Life Group segment EBITDA was a loss of $1.6 million.

●

Net loss increased to $8.5 million, or $1.22 per share, from a loss of $3.6 million, or $0.51 per share.  Adjusted for the Production Curtailment Costs and Restructuring Costs, net loss was $6.6 million, or $0.94 per share.

●

Net inventory as of December 30, 2023, was $196.3 million, a sequential decrease of almost $16 million, or 8%, from September 2023 and a year-over-year decrease of $62.5 million, or 24%, from December 2022.

●

Debt outstanding under our U.S. revolving credit facility was $110.8 million at December 30, 2023, a reduction of $31.5 million from the prior year December and $42.3 million from March 2023.  Total net debt, including capital lease financing and cash on hand, was $144.4 million as of December 30, 2023, an approximately 26% reduction from $194.3 million at March 2023 and an approximately 22% reduction from $185.2 million at December 2022.

●

Cash on hand and availability under our U.S. revolving credit facility totaled $7.4 million as of December 30, 2023, a decrease of $19.8 million from December 2022 and $6.8 million from September 2023.  We believe we will need to obtain additional liquidity in the near term to fund our operations and meet the obligations specified in our U.S. revolving credit facility, and we are currently exploring a variety of options toward that end.

●	Capital spending was $300 thousand during the first quarter compared to $2.1 million during the prior year first quarter.

Conference Call

On February 12, 2024, at 4:30 p.m. ET, the Company’s senior management will hold a conference call to discuss its financial results. The Company invites you to join the call by dialing 888-886-7786. If calling from outside the United States, the dial-in number is 416-764-8658. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through March 12, 2024. To access the telephone replay, participants should dial toll-free 844-512-2921. International callers can dial 412-317-6671. The access code for the replay is 35636211.

Non-GAAP Financial Measures

Reconciliations of GAAP gross margins to non-GAAP gross margins, GAAP operating income  to non-GAAP operating income, GAAP net income to non-GAAP net income, GAAP net income to non-GAAP EBITDA, GAAP net income to non-GAAP adjusted EBITDA, and GAAP operating income to non-GAAP EBITDA and adjusted EBITDA are presented in tables accompanying the selected financial data included in this release and provide useful information to evaluate the Company’s operational performance. A description of the amounts excluded on a non-GAAP basis are provided in conjunction with these tables. Non-GAAP gross margin, non-GAAP operating income, non-GAAP net income, non-GAAP EBITDA and non-GAAP adjusted EBITDA should be evaluated in light of the Company’s financial statements prepared in accordance with GAAP.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries DTG2Go, LLC, Salt Life, LLC, and M.J. Soffe, LLC, is a vertically-integrated, international apparel company that designs, manufactures, sources, and markets a diverse portfolio of core activewear and lifestyle apparel products under the primary brands of Salt Life®, Soffe®, and Delta. The Company is a market leader in the direct-to-garment digital print and fulfillment industry, bringing proprietary DTG2Go technology and innovation to customer supply chains. The Company specializes in selling casual and athletic products through a variety of distribution channels and tiers, including outdoor and sporting goods retailers, independent and specialty stores, better department stores and mid-tier retailers, mass merchants and e-retailers, the U.S. military, and through its business-to-business e-commerce sites. The Company’s products are also made available direct-to-consumer on its websites at www.saltlife.com, www.soffe.com and www.deltaapparel.com as well as through its branded retail stores. The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 6,600 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain “forward-looking” statements that involve risks and uncertainties. Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, our ability to access capital or that it will be available on terms acceptable to us or at all; the general U.S. and international economic conditions; the impact of the COVID-19 pandemic and government/social actions taken to contain its spread on our operations, financial condition, liquidity, and capital investments, including recent labor shortages, inventory constraints, and supply chain disruptions; significant interruptions or disruptions within our manufacturing, distribution or other operations; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; the volatility and uncertainty of cotton and other raw material prices and availability; the competitive conditions in the apparel industry; our ability to predict or react to changing consumer preferences or trends; our ability to successfully open and operate new retail stores in a timely and cost-effective manner; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; changes in economic, political or social stability at our offshore locations or in areas in which we, or our suppliers or vendors, operate; our ability to attract and retain key management; the volatility and uncertainty of energy, fuel and related costs; material disruptions in our information systems related to our business operations; compromises of our data security; significant changes in our effective tax rate; significant litigation in either domestic or international jurisdictions; recalls, claims and negative publicity associated with product liability issues; the ability to protect our trademarks and other intellectual property; changes in international trade regulations; our ability to comply with trade regulations; changes in employment laws or regulations or our relationship with employees; negative publicity resulting from violations of manufacturing standards or labor laws or unethical business practices by our suppliers and independent contractors; the inability or refusal of suppliers or other third-parties, including those related to transportation, to fulfill the terms of their contracts with us; continued operating losses and restrictions on our ability to borrow capital or service our indebtedness; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the impairment of acquired intangible assets; foreign currency exchange rate fluctuations; the illiquidity of our shares; price volatility in our shares and the general volatility of the stock market; and the other factors set forth in the "Risk Factors" contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and as updated in our subsequently filed Quarterly Reports on Form 10-Q. Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Company Contact:
Justin Grow, 864-232-5200 x6604
investor.relations@deltaapparel.com

Investor Relations Contact:
ICR, Inc.

Investors:
Tom Filandro, 646-277-1235

SELECTED FINANCIAL DATA:

(In thousands, except per share amounts)

	Three Months Ended
	December 2023	December 2022

Net Sales	$79,934	$107,295
Cost of Goods Sold	71,187	93,672
Gross Profit	8,747	13,623

Selling, General and Administrative Expenses	18,614	18,870
Other Income, Net	(4,921)	(2,621)
Operating Loss	(4,946)	(2,626)

Interest Expense, Net	3,577	2,890

Loss Before Provision For (Benefit From) Income Taxes	(8,523)	(5,516)

Provision For (Benefit From) Income Taxes	10	(1,917)

Consolidated Net Loss	(8,533)	(3,599)

Net Loss Attributable to Non-Controlling Interest	6	34

Net Loss Attributable to Shareholders	$(8,527)	$(3,565)

Weighted Average Shares Outstanding
Basic	7,003	6,954
Diluted	7,003	6,954

Net Loss per Common Share
Basic	$(1.22)	$(0.51)
Diluted	$(1.22)	$(0.51)

	December 2023	September 2023	December 2022

Current Assets
Cash	$377	$187	$327
Receivables, Net	34,488	47,868	61,514
Inventories, Net	196,348	212,365	258,891
Prepaids and Other Assets	3,526	2,542	4,114
Total Current Assets	234,739	262,962	324,846

Noncurrent Assets
Property, Plant & Equipment, Net	62,598	65,611	72,771
Goodwill and Other Intangibles, Net	49,822	50,391	61,324
Deferred Income Taxes	7,822	7,822	1,342
Operating Lease Assets	56,909	55,464	49,313
Investment in Joint Venture	9,751	10,082	9,045
Other Noncurrent Assets	3,263	2,906	2,800
Total Noncurrent Assets	190,165	192,276	196,595

Total Assets	$424,904	$455,238	$521,441

Current Liabilities
Accounts Payable and Accrued Expenses	$77,308	$80,321	$100,652
Income Taxes Payable	700	710	321
Current Portion of Finance Leases	8,246	8,442	8,603
Current Portion of Operating Leases	9,741	9,124	8,585
Current Portion of Long-Term Debt	117,275	16,567	9,514
Total Current Liabilities	213,270	115,164	127,675

Noncurrent Liabilities
Long-Term Taxes Payable	2,131	2,131	2,841
Deferred Income Taxes	-	-	2,232
Long-Term Finance Leases	12,007	14,029	18,465
Long-Term Operating Leases	48,259	47,254	42,015
Long-Term Debt	7,260	126,465	148,899
Total Noncurrent Liabilities	69,657	189,879	214,452

Common Stock	96	96	96
Additional Paid-In Capital	60,643	61,315	60,559
Equity Attributable to Non-Controlling Interest	(713)	(707)	(690)
Retained Earnings	124,860	133,387	163,035
Accumulated Other Comprehensive Gain (Loss)	-	-	210
Treasury Stock	(42,909)	(43,896)	(43,896)
Total Equity	141,977	150,195	179,314

Total Liabilities and Equity	$424,904	$455,238	$521,441

Reconciliation of GAAP Measures Gross Margin, Operating (Loss) Income, and Net (Loss) Income to Non-GAAP Measures Adjusted Gross Margin, Adjusted Operating (Loss) Income, and Adjusted Net (Loss) Income

Unaudited

(in thousands)

Reconciliation of Gross Margin to Adjusted Gross Margin – Unaudited
	Three Months Ending
	December 2023	December 2022

Gross Margin	$8,747	$13,623
Production Curtailment Costs (1)	1,348	3,370

Adjusted Gross Margin	$10,095	$16,993
	12.6%	15.8%

Reconciliation of Operating Loss to Adjusted Operating (Loss) Income – Unaudited
	Three Months Ending
	December 2023	December 2022

Operating Loss	$(4,946)	$(2,626)
Production Curtailment Costs (1)	1,348	3,370
Restructuring Costs (2)	813	-

Adjusted Operating (Loss) Income	$(2,785)	$744

Reconciliation of Net Loss to Adjusted Net (Loss) Income – Unaudited
	Three Months Ending
	December 2023	December 2022

Net Loss	$(8,527)	$(3,565)
Production Curtailment Costs (1)	1,348	3,370
Restructuring Costs (2)	813	-
Tax Impact	(216)	(3,540)

Adjusted Net (Loss) Income	$(6,582)	$(3,735)

Reconciliation of GAAP Measure Delta Group Segment Gross Margin to Non-GAAP Measure Delta Group Segment Adjusted Gross Margin - Unaudited
	Three Months Ending
	December 2023	December 2022

Gross Margin	$4,058	$7,760
Production Curtailment Costs (1)	1,348	3,370

Adjusted Gross Margin	$5,406	$11,130
	7.8%	11.5%

Reconciliation of GAAP Measure Delta Group Segment Operating Income to Non-GAAP Measure Delta Group Segment Adjusted Operating Income - Unaudited
	Three Months Ending
	December 2023	December 2022

Operating Income	$492	$123
Production Curtailment Costs (1)	1,348	3,370
Restructuring Costs (2)	813	-

Adjusted Operating Income	$2,653	$3,493

(1)  Production Curtailment Costs consist of unabsorbed fixed costs, temporary unemployment benefit payments, and other expense items resulting from the Company’s decision to reduce production levels to better align with the significantly reduced demand across the activewear industry due to high inventory levels stemming from the heavy replenishment activity following pandemic-related supply chain challenges.

(2)  Restructuring Costs consist of employee severance benefits paid in connection with the transition of our more expensive Mexico manufacturing capacity to our more efficient Central America manufacturing platform, employee severance benefits paid in connection with leadership restructuring, and additional cost items incurred from restructuring activities.

Reconciliations of GAAP Net Loss to Non-GAAP Measures Earnings Before Interest Taxes Depreciation and Amortization ("EBITDA"), Adjusted Net Loss, and Adjusted EBITDA

Unaudited

(in thousands)

Reconciliation of GAAP Measure Net Loss to Non-GAAP Measures EBITDA, Adjusted Net Loss,and Adjusted EBITDA – Unaudited
Three Months Ending
December 2023

Net Loss	$(8,527)

Interest Expense, Net	3,577
Provision For Income Taxes	10
Delta Group Segment Depreciation and Amortization	3,041
Salt Life Group Segment Depreciation and Amortization	534
Unallocated Depreciation and Amortization	57

EBITDA	(1,308)

Production Curtailment Costs (1)	1,348
Restructuring Costs (2)	813
Tax Impact	(216)

Adjusted Net Loss	(6,582)

Interest Expense, Net	3,577
Provision For Income Taxes	226
Delta Group Segment Depreciation and Amortization	3,041
Salt Life Group Segment Depreciation and Amortization	534
Unallocated Depreciation and Amortization	57

Adjusted EBITDA	$853

Reconciliation of GAAP Measure Delta Group Segment Operating Income to Non-GAAP Measures Delta Group Segment EBITDA, Adjusted Delta Group Segment Operating Income, and Adjusted Delta Group Segment EBITDA – Unaudited

Three Months Ending
December 2023

Delta Group Segment Operating Income	$492

Delta Group Segment Depreciation and Amortization	3,041

Delta Group Segment EBITDA	3,533

Production Curtailment Costs (1)	1,348
Restructuring Costs (2)	813

Adjusted Delta Group Segment Operating Income	2,653

Delta Group Segment Depreciation and Amortization	3,041

Adjusted Delta Group Segment EBITDA	$5,694

Reconciliation of GAAP Measure Salt Life Group Segment Operating Loss to Non-GAAP Measure Salt Life Group Segment EBITDA – Unaudited
Three Months Ending
December 2023

Salt Life Group Segment Operating Loss	$(2,130)

Salt Life Group Segment Depreciation and Amortization	534

Salt Life Group Segment EBITDA	$(1,596)

(1)  Production Curtailment Costs consist of unabsorbed fixed costs, temporary unemployment benefit payments, and other expense items resulting from the Company’s decision to reduce production levels to better align with the significantly reduced demand across the activewear industry due to high inventory levels stemming from the heavy replenishment activity following pandemic-related supply chain challenges.

(2)  Restructuring Costs consist of employee severance benefits paid in connection with the transition of our more expensive Mexico manufacturing capacity to our more efficient Central America manufacturing platform, employee severance benefits paid in connection with leadership restructuring, and additional cost items incurred from restructuring activities.

Delta Apparel, Inc.

Statement of Income

FY24 Q1

	Three Months Ending
	December 2023	December 2022

Net Sales	$79,934	$107,295
Cost of good sold	71,187	93,672
Gross profit	8,747	13,623
	10.9%	12.7%

Selling, general and administrative expenses	18,614	18,870
Goodwill Impairment	-	-
Other income, net	(4,921)	(2,621)
Operating loss	(4,946)	(2,626)

Interest expense, net	3,577	2,890
Loss before provision for (benefit from) income taxes	(8,523)	(5,516)
Benefit from income taxes	10	(1,917)
Consolidated net loss	(8,533)	(3,599)
Less: Net loss attributable to non-controlling interest	6	34
Net loss attributable to shareholders	$(8,527)	$(3,565)

Basic loss per share	$(1.22)	$(0.51)
Diluted loss per share	$(1.22)	$(0.51)

Weighted average number of shares outstanding	7,003	6,954
Dilutive effect of stock awards	-	-
Weighted average number of shares assuming dilution	7,003	6,954

Adjustments
Production Curtaliment Costs	(1,348)	(3,370)
SG&A Severance	(813)	-
Tax Impact	216	3,540

Adjusted Results

Net Sales	$79,934	$107,295
Cost of good sold	69,839	90,302
Gross profit	10,095	16,993
	12.6%	15.8%

Selling, general and administrative expenses	17,801	18,870
Other income, net	(4,921)	(2,621)
Operating (loss) income	(2,785)	744
	(3.5% )	0.7%

Interest expense, net	3,577	2,890
(Loss) Income before (benefit from) provision for income taxes	(6,362)	(2,146)
(Benefit from) provision for income taxes	226	1,623
Consolidated net (loss)income	(6,588)	(3,769)
Less: Net loss attributable to non-controlling interest	6	34
Net (loss) income attributable to shareholders	$(6,582)	$(3,735)
	(8.2% )	-3.5%

Basic (loss) income per share	$(0.94)	$(0.54)
Diluted (loss) income per share	$(0.94)	$(0.54)

Weighted average number of shares outstanding	7,003	6,954
Dilutive effect of stock awards	-	2
Weighted average number of shares assuming dilution	7,003	6,956